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                                                                     Exhibit 4.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                             HAIN ACQUISITION CORP.

     1. NAME. The name of the corporation is Hain Acquisition Corp.

     2. REGISTERED OFFICE. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. PURPOSES. The purpose for which the corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

     4. CAPITAL STOCK. The total number of shares of stock which the corporation shall have authority to issue is: 1,000 shares of Common Stock, par value of $.01 per share.

     5. INCORPORATION. The name and mailing address of the sole incorporator is:

                  NAME                                           MAILING ADDRESS

             Toni L. Agard                                   Cahill Gordon & Reindel
                                                             80 Pine Street
                                                             New York, New York 10005


     6. BY-LAWS. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

     7. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     8. MEETINGS; CORPORATE BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

     9. AMENDMENT AND/OR REPEAL OF CERTIFICATE. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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     10. DIRECTOR'S LIABILITY. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.






















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